Exhibit 4.8

SILVER STATE BANCORP

INCENTIVE STOCK OPTION AGREEMENT

Silver State Bancorp (“Silver State”), a Nevada corporation, hereby grants to:                      (the “Optionee”) an option (the “Option”) to purchase the total number of shares of Silver State common stock, par value $0.001 per share, set forth in the attached Notice of Grant effective                      (the “Notice of Grant”), at the price specified in the Notice of Grant, subject in all respects to the terms, definitions, and provisions of the 2006 Omnibus Equity Plan (the “Plan”) adopted by Silver State, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings herein.

1. Nature of the Option. This Option is intended to qualify as an Incentive Stock Option, as defined in section 422 of the Internal Revenue Code of 1986.

2. Exercise Price. The exercise price for each share of common stock is set forth in the Notice of Grant and is not less than the fair market value per share of the common stock on the date of grant. The exercise price for each share of common stock granted to an employee who owns stock possessing more than 10% of the voting power of Silver State may not be less than 110% of the fair market value of a share of common stock on the date of grant.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the exercise schedule set out in the Notice of Grant and in accordance with the terms of the Plan as follows:

(a) Right to Exercise.

1) this Option may not be exercised for a fraction of a share.

2) in the case of the Optionee’s death or other termination of employment, the exercisability of the Option is governed by sections 7 and 8 below, subject to the limitations contained in subsection 3(a)(3).

3) this Option may not be exercised after expiration of its term, as provided by section 10 below.

(b) Method of Exercise. This Option shall be exercisable by executing the Stock Option Notice of Exercise in the form attached hereto as Exhibit A (the “Exercise Notice”), which shall state the Optionee’s election to exercise the Option, the number of shares in respect of which the Option is being exercised, and such other representations and agreements concerning the holder’s investment intent as may be required by Silver State under the provisions of the Plan. The written notice shall be signed by the Optionee and shall be delivered by certified mail to the Plan Committee or the Plan Committee’s designee. The Exercise Notice shall be accompanied by payment of the exercise price. This Option shall be deemed to be exercised upon receipt by Silver State of such Exercise Notice accompanied by payment of the exercise price in full.

No Shares will be issued for the exercise of an Option unless the issuance and exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which Silver State common stock may then be listed. Assuming such compliance, for income tax purposes’ shares shall be considered transferred to the Optionee on the date the Option is exercised.

4. Optionee’s Representations. If this Option and the shares acquirable by exercise of this Option have not been registered under the Securities Act of 1933 at the time this Option is exercised, the Optionee shall, if required by Silver State, concurrently with the exercise of all or any portion of this Option deliver to Silver State an investment representation statement in the customary form, a copy of which is available for Optionee’s review from Silver State upon request. Optionee acknowledges and agrees that a certificate or certificates representing shares acquired by exercise of an Option may bear a restrictive legend or legends noting the restrictions on transfer arising under applicable securities laws and the Plan.

5. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the committee, in its sole discretion:

(a) cash or a cash equivalent;

(b) by delivery of other unrestricted shares of Silver State common stock owned for at least six months before the exercise date at a value equal to the fair market value of a share of Silver State common stock on the exercise date; or

(c) a combination of cash and shares of Silver State common stock.

6. Restrictions on Exercise. This Option may not be exercised before the Plan is approved by Silver State stockholders, or if the issuance of shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, Silver State may require the Optionee to make any representation and warranty to Silver State as Silver State in its sole discretion considers necessary or appropriate under applicable law.

7. Termination of Status as an Employee for Cause or Other Termination of Employment. If the Optionee is terminated for cause or if in Silver State’s judgment a basis for termination for cause exists, all rights under any unexercised options shall expire immediately and the unexercised options shall be immediately forfeited, regardless of whether the options are exercisable and regardless of whether Optionee’s employment with Silver State or a related entity actually terminates. “Termination for cause” includes one or more of the following acts:

(a) an act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion by the Optionee of the assets or business opportunities of Silver State,

(b) conviction of the Optionee of or plea by the Optionee of guilty or no contest to a felony or a misdemeanor,

(c) violation by the Optionee of the written policies or procedures of Silver State with which the Optionee is employed, including but not limited to violation of Silver State’s code of conduct or code of ethics,

(d) disclosure to unauthorized persons of any confidential information not in the public domain relating to Silver State’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations, and information relating to the identity and location of all past, present, and prospective customers and suppliers,

(e) intentional breach of any contract with or violation of any legal obligation owed to Silver State,

(f) dishonesty relating to the duties owed by the Optionee to Silver State,

(g) the Optionee’s willful and continued refusal to substantially perform assigned duties, other than refusal resulting from sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may constitute a disability,

(h) the Optionee’s willful engagement in gross misconduct materially and demonstrably injurious to Silver State,

(i) the Optionee’s breach of any term of the Plan or this Agreement,

(j) intentional cooperation with a party attempting a change in control of Silver State, unless the Board approves or ratifies the Optionee’s action before the change in control or unless the Optionee’s cooperation is required by law, or

(k) any action that constitutes cause as defined in any written agreement between the Optionee and Silver State.

If the Optionee is terminated for any other reason, all options that are exercisable when termination occurs shall be forfeited if not exercised before the earlier of (x) the expiration date specified in this Agreement or (y) 90 days after the termination date. Nothing in section 7 shall be construed to permit exercise of an option after the option’s expiration date.

8. Death of Optionee. The Optionee may name a beneficiary or beneficiaries to receive or to exercise any vested options that are unpaid or unexercised at the Optionee’s death. Beneficiaries may be named contingently or successively. A beneficiary designation must be made on a form prescribed by the Plan Committee and shall not be effective until filed in writing with the Plan Committee.

9. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee by the Optionee only. The. terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

10. Term of Option. This Option may be exercised on or before the Expiration Date stated in the Notice of Grant and may be exercised during such term solely in accordance with the Plan and the terms of this Incentive Stock Option Agreement.

11. Early Disposition of Stock. The Optionee understands that if the Optionee disposes of any shares received under this Option within two years after the date of this Incentive Stock Option Agreement or within one year after shares are transferred to the Optionee, the Optionee will be treated for federal income tax purposes as having received ordinary income at the time of that disqualifying disposition, the amount of income generally being measured by the difference between the price paid for the shares and the lower of the fair market value of the shares at the date of the exercise or the fair market value of the shares at the date of the disqualifying disposition. But the amount of ordinary income may be measured differently if the Optionee is an officer, director, or

10% stockholder of Silver State, or if the shares are subject to a substantial risk of forfeiture at the time they are transferred to the Optionee. The Optionee hereby agrees to notify Silver State in writing within 30 days after the date of any disqualifying disposition by executing the Notice of Disqualifying Disposition in the form attached hereto as Exhibit B, which shall state the number of shares sold or transferred, the date the shares were sold or transferred, and the sale price, if applicable. The Optionee understands that if the Optionee disposes of shares after the expiration of the two-year and one-year holding periods, the gain on sale will be taxed as long-term capital gain.

SILVER STATE BANCORP,
a Nevada corporation

By:
Its:

The Optionee acknowledges and agrees that the vesting of shares according to the Notice of Grant and section 3 of this Incentive Stock Option Agreement is earned solely by continuing employment with Silver State. The Optionee further acknowledges and agrees that nothing in this Incentive Stock Option Agreement or in Silver State’s 2006 Omnibus Equity Plan incorporated herein by reference confers upon the Optionee any right to continued employment by Silver State, nor shall it interfere in any way with’the Optionee’s right or Silver State’s right to terminate the Optionee’s employment at any time, with or without cause. The Optionee acknowledges receipt of a copy of the Plan and certain related information and represents that the Optionee is familiar with the terms and provisions of those documents. The Optionee hereby accepts this Option subject to all of those terms and provisions. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the committee upon any questions arising under the Plan. The Optionee further agrees to notify Silver State of any change in the residence address indicated below.

Dated:	OPTIONEE

Print Name:

Resident’s Address:

Exhibit A

NOTICE OF EXERCISE

To: Silver State Bancorp

Attn: Plan Committee

Subject: Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (the “Optionee”) intends to exercise vested options to purchase shares of Silver State Bancorp common stock under Silver State Bancorp’s 2006 Omnibus Equity Plan and the undersigned’s Incentive Stock Option Agreement, as follows:

Option grant date	Type of option ISO / NQSO	Number of shares being purchased	Option price (per share)	Tax due * (if applicable)	Total amount due

I am paying the cost to exercise as specified below by method a, b, or c (circle one below)

(a) Cash Payment. Enclosed is my check #                 in the amount of $                 .

(b) Surrender of Silver State Bancorp Shares. Shares acquired from Silver State Bancorp must have been held for at least six months.

(c) A Combination of Cash and Silver State Bancorp Shares. As described below:

I certify that the stock purchased through the exercise of these options will not be sold in a manner that would violate Silver State Bancorp’s policy on insider trading.

Signed by the Optionee this      day of                      , 20    .

Optionee’s Signature

Print Name

Home Address

City, State, Zip Code

Daytime Phone

Social Security Number

Exhibit B

NOTICE OF DISQUALIFYING DISPOSITION

To: Silver State Bancorp

Attn: Stock Option Administrator

Subject: Notice of Disqualifying Disposition

This is official notice that the undersigned disposed of shares of Silver State Bancorp common stock acquired by exercise of an Incentive Stock Option under Silver State Bancorp’s 2006 Omnibus Equity Plan as follows:

Date of grant	Exercise date	Option price (per share)	Transfer date	Market value (per share)	Total shares transferred /sold

I understand that for Federal income tax purposes Silver State Bancorp must report on a Form W-2 the compensation of employees who dispose of Incentive Stock Options shares within one year from the Date of Exercise or within two years from the date of grant.

Optionee’s Signature

Print Name

Home Address

City, State, Zip Code

Daytime Phone

Social Security Number

You must use this form if you dispose of ISO shares within two years after the grant date or within one year after the exercise date.